UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2011.

AMERICAN RAILCAR INDUSTRIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-51728	43-1481791
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Clark Street St. Charles, Missouri	63301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (636) 940-6000

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 10, 2011, Vincent J. Intrieri resigned from the Board of Directors of American Railcar Industries, Inc. (the “Company”). Mr. Intrieri’s resignation from the Board of Directors of the Company was not a result of any disagreement with the Company or the Company’s Board of Directors. Mr. Intrieri resigned because he currently serves on seven boards of directors and wanted to decrease his number of directorships in order to be in compliance with ISS standards.

Also on June 10, 2011, the Board of Directors of the Company, pursuant to the Company’s Bylaws, elected Sung Hwan Cho to fill the vacancy created by Mr. Intrieri’s resignation. Mr. Cho will also replace Mr. Intrieri as a member of the Compensation Committee of the Board of Directors of the Company.

Mr. Cho has served as Senior Vice President and a Portfolio Company Associate at Icahn Associates Corp. and Icahn Enterprises L.P. (IELP) since October 2006. Mr. Cho served as Director of Finance for Atari, Inc., a publisher of video game software from October 2004 to September 2006. Mr. Cho served as Director of Corporate Development and Director of Product Development at Talk America, a telecommunications provider to small business and residential customers, from 1999 to 2002. Mr. Cho served as an investment banker at Salomon Smith Barney in New York and Tokyo. Mr. Cho is a director of Take-Two Interactive Software, an interactive entertainment software company; PSC Metals Inc., a metal recycling company; Viskase Companies, Inc., a meat casing company; WestPoint International Inc, a home textiles manufacturer; and was formerly a director of PSC LLC, an industrial services company. With respect to each company mentioned above where Mr. Cho serves or has served as a director, Mr. Carl Icahn, the Company’s principal beneficial shareholder (through IELP) and the chairman of the Company’s Board of Directors, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Cho received an M.B.A. from New York University’s Leonard N. Stern School of Business and a B.S. in Computer Science from Stanford University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2011	American Railcar Industries, Inc.
	By:	/s/ Dale C. Davies

	Name:	Dale C. Davies
	Title:	Senior Vice President, Chief Financial Officer and Treasurer